October 28, 2013	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 012156-0101

The Primary Trend Fund, Inc. 3960 Hillside Drive, Suite 204 Delafield, WI 53018

Ladies and Gentlemen:

We have acted as counsel for The Primary Trend Fund, Inc. (the “Fund”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of an amendment to the Fund’s Registration Statement on Form N-1A (File Nos. 033-06343 and 811-04704) (the “Amended Registration Statement”) registering an indefinite amount of the Fund’s Common Stock (such Common Stock being hereinafter referred to as the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), for sale in the manner set forth in the Amended Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the filing of the Amended Registration Statement.  For purposes of rendering that opinion, we have examined: (a) the Amended Registration Statement; (b) the Fund’s Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.  We have made such other investigation as we have deemed appropriate, and we have examined and relied upon certificates of public officials.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Wisconsin that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, and assuming that (a) the Amended Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Shares are issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Amended Registration Statement and any amendments thereto, we are of the opinion that the Shares when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Amended Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Amended Registration Statement.  In giving our consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act (or the rules and regulations of the SEC thereunder), or within the category of persons whose consent is required by Section 7 of the Securities Act (or the rules and regulations of the SEC thereunder).

Very truly yours,

/s/Foley & Lardner LLP

Foley & Lardner LLP

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